   As filed with the Securities and Exchange Commission on September 12, 2000
                                                      Registration No. 333-35550
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    Form S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                 Ziff-Davis Inc.
             (Exact name of Registrant as specified in its charter)

                        New York                                                         13-3987754
(State or other jurisdiction of incorporation or organization)              (I.R.S. Employer Identification No.)
                   28 East 28th Street                                                 Lauren Bonfield
                 New York, New York 10016                                               Ziff-Davis Inc.
                     (212) 503-3500                                                  28 East 28th Street
(Address, including zip code, and telephone number, including                     New York, New York 10016
    area code, of Registrant's principal executive offices)                             (212) 503-3500
                                                                    (Name, address, including zip code, and telephone number,
                                                                           including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: At such time or times as may be determined by the selling shareholders after this
Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

     Pursuant to Rule 429 under the Securities Act, this Registration Statement includes a prospectus covering shares registered pursuant to registration statement numbers 333-84555, 333-89597 and 333-30964.

                                     CALCULATION OF REGISTRATION FEE
=========================================================================================================================
              Title of                      Amount         Proposed maximum      Proposed maximum          Amount
              shares to                      to be          aggregate price     aggregate offering     of registration
            be registered                 registered         per share(1)            price(1)               fee
-------------------------------------------------------------------------------------------------------------------------
Ziff-Davis Inc. -- ZDNet
Common Stock, par value $0.01
per share......................        28,979 shares(2)       $ 17.6875           $ 512,566.06           $ 135.32
=========================================================================================================================

(1) Estimated in accordance with Rule 457(c) under the
Securities Act solely for purposes of calculating the registration fee (based on the average of the high and low prices per Ziff-Davis Inc.-ZDNet Common Stock as reported on the New York Stock Exchange ("NYSE") on September 7, 2000).

(2) This is in addition to the 318,441 shares covered by the initial filing on Form S-3 made on April 2000, for which a registration statement has already been paid. Accordingly, this registration statement
(Registration No. 333-35550) covers an aggregate of 347,420 shares of ZDNet common stock.

================================================================================

Prospectus
September 12, 2000

                                 Ziff-Davis Inc.

                      955,658 Shares of ZDNet Common Stock
                           (Par Value $0.01 Per Share)

         Various selling stockholders named later in this prospectus may be offering up to 955,658 shares of ZDNet common stock for sale from time to time.
Ziff-Davis will not receive any of the proceeds from these sales.

         The selling stockholders have informed us that they propose to offer these shares in several different ways, including through brokers in ordinary brokerage transactions or to underwriters or dealers in negotiated transactions.
The selling stockholders may offer their shares at various prices, including:

          o    at prevailing market prices,

          o    at prices related to prevailing market prices or

          o    at negotiated prices.

         ZDNet common stock trades on the New York Stock Exchange ("NYSE") under the symbol "ZDZ." On September 11, 2000, the closing price reported on the NYSE was $ 17-1/8 per share.

         Investment in the shares involves significant risks. You should read the information under the caption "Risk Factors" beginning on page 3 to learn about some factors you should consider before investing in the shares.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is adequate or accurate. It is illegal for anyone to tell you otherwise.
--------------------------------------------------------------------------------
                The date of the prospectus is September 12, 2000.

                                TABLE OF CONTENTS

                                 ZIFF-DAVIS INC.

         We own ZDNet, a leading online content site focused on technology products and services. We currently have two series of common stock: ZDNet common stock (NYSE:ZDZ) and ZD common stock (NYSE:ZD). Each of these series is what is commonly referred to as a "tracking stock." When we created these series, we intended the ZDNet common stock to track the performance of ZDNet, which is our online business division, and we intended the ZD common stock to track the performance of ZD, which is our division that historically engaged in a variety of offline media and marketing businesses. We have disposed of substantially all of the ZD businesses, and as a result ZD now owns only
Computer Shopper, Smart Planet, an investment in Red Herring Communications Inc.
and a retained interest in ZDNet which is currently the equivalent of 60 million shares of ZDNet common stock.

         The mailing address of our principal executive offices is 28 East 28th
Street, New York, New York 10016. Our telephone number is (212) 503-3500.

                               RECENT DEVELOPMENTS

         On July 19, 2000, we entered into an agreement to merge with a subsidiary of CNET Networks, Inc. Ziff-Davis will survive that merger and become a wholly-owned subsidiary of CNET. As a result of the merger, each share of ZD common stock will convert into 0.3397 shares of CNET common stock (NASDAQ: CNET)
and each share of ZDNet common stock will convert into 0.5932 shares of CNET common stock. We expect to close the merger in the fourth quarter of 2000. The merger and the risks related thereto are described in our registration statement on Form S-4, dated September 6, 2000 (our "S-4"), which is incorporated herein by reference.

         The merger is subject to customary closing conditions, including approval from the Ziff-Davis and CNET stockholders. Ziff-Davis stockholders will vote on the merger at a stockholder meeting which we have called for October 13,
2000. CNET stockholders will vote on the merger at a CNET stockholder meeting which they have called for October 17, 2000. Softbank, which owns a majority of the voting stock in Ziff-Davis, and members of CNET management owning about 20%
of CNET's voting stock, have agreed to vote for the transaction. We expect to complete the merger on or shortly after October 17, 2000.

         The merger supersedes the alternative transaction we described in our
Proxy Statement dated February 7, 2000 for eliminating our tracking stock structure. However, if for any reason we abandon the merger, we expect to eliminate our tracking stock structure as soon as possible after termination of the merger agreement.

                                  RISK FACTORS

--------------------------------------------------------------------------------
You should carefully consider the risk factors described below, as well as the other information included or incorporated by reference in this prospectus, before buying shares of ZDNet stock.
--------------------------------------------------------------------------------

         By investing in ZDNet common stock, you are in effect making an investment decision with respect to CNET common stock. An investment in CNET common stock involves a high degree of risk. In addition to the other information contained in this prospectus or incorporated by reference, you should carefully consider the following risk factors in deciding whether to invest in ZDNet common stock.

                  General Risks Relating to the Proposed Merger

Ziff-Davis and CNET may not achieve the benefits they expect from the merger which may have a material adverse effect on the combined company's business, financial condition and operating results and/or could result in loss of key personnel.

         The combined company will need to overcome significant issues in order to realize any benefits or synergies from the merger, including the timely, efficient and successful execution of a number of post-merger events, including:

          o    integrating the operations of the two companies

          o    retaining and assimilating the key personnel of each company

          o    retaining existing advertisers on both companies' Internet sites and attracting additional advertisers

          o    developing new Internet sites and services that benefit from the assets and resources of both companies

          o    retaining strategic partners of each company

          o    creating uniform standards, controls, procedures, policies and information systems

         The successful execution of these post-merger events will involve considerable risk and may not be successful. These risks include:

          o    the potential disruption of the combined company's ongoing business and distraction of its management

          o    the difficulty of incorporating acquired technology and rights into the combined company's Internet sites and services

          o    unanticipated expenses and potential delays related to
               integration of technology and other resources of the two
               companies

          o    the impairment of relationships with employees and advertisers as a result of any integration of new management personnel

          o    the possibility that businesses that have advertised on both
               CNET's and Ziff-Davis' Internet sites may reduce their
               advertising purchases from the combined company

          o    potential unknown liabilities associated with the merger and the recent disposition of Ziff-Davis' non-Internet operations

         The combined company may not succeed in addressing these risks or any other problems encountered in connection with the merger.

Ziff-Davis stockholders will receive a fixed number of shares of CNET common stock despite changes in market value of CNET common stock.

         Upon completion of the merger, each share of ZD common stock will be exchanged for 0.3397 of a share of CNET common stock, and each share of ZDNet common stock will be exchanged for 0.5932 of a share of CNET common stock. We will not adjust the exchange ratios for changes in the market price of CNET common stock. In addition, Ziff-Davis may not terminate the merger agreement or
"walk away" from the merger solely because of changes in the market price of
CNET common stock. As a result, the specific dollar value of CNET common stock that Ziff-Davis stockholders will receive upon completion of the merger will depend on the market value of CNET common stock when the merger is completed and may increase or decrease from the date of this prospectus. The share prices of
CNET common stock, ZD common stock and ZDNet common stock are subject to the general price fluctuations in the market for publicly-traded equity securities and have experienced significant volatility. We urge you to obtain recent market quotations for CNET common stock and ZDNet common stock. We cannot predict or give you any assurances as to the market price of CNET common stock at any time before or after the completion of the merger.

The merger could adversely affect combined financial results.

         Ziff-Davis and CNET expect to incur direct transaction costs of approximately $17.5 million in connection with the merger. If the benefits of the merger do not exceed the associated costs, including any dilution to CNET's stockholders resulting from the issuance of shares in connection with the merger, the combined company's financial results, including earnings per share, could be materially and adversely affected.

         CNET will account for the merger using the purchase method of accounting. After the completion of the merger, the results of operations of
Ziff-Davis will be included in the consolidated financial statements of CNET.
The purchase price will be allocated to Ziff-Davis' assets and liabilities based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over the fair value of the net tangible assets of Ziff-Davis acquired will be recorded as goodwill and other intangible assets and will be amortized by charges against results of operations under generally accepted accounting principles. These allocations

will be made based upon valuations and other studies that have not yet been finalized. However, it is expected that the amortization associated with the merger will be approximately $535 million per year, which will have a material adverse effect on CNET's results of operations.

The market price of the combined company's common stock may decline as a result of the merger.

         The market price of the combined company's common stock may decline as a result of the merger for a number of reasons including if:

          o    the integration of Ziff-Davis and CNET is unsuccessful

          o    the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by the
               combined company or by financial or industry analysts

          o    the effect of the merger on the combined company's financial results is not consistent with the expectations of the combined company or of financial or industry analysts

Ziff-Davis' officers and directors have conflicts of interest that may influence them to support or approve the merger.

         The directors and officers of Ziff-Davis participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from yours including the following:

          o    Current Ziff-Davis directors and officers will have all of the
               Ziff-Davis options granted to them prior to July 1, 2000 fully accelerated upon completion of the merger

          o    CNET has agreed to indemnify each present and former Ziff-Davis officer and director against liabilities arising out of such person's services as an officer or director. CNET will maintain officers' and directors' liability insurance to cover any such liabilities for the next six years

          o    Ziff-Davis and CNET have agreed that Ziff-Davis shall be entitled to designate one individual to the combined company's board of directors, and Softbank, a principal stockholder of Ziff-Davis, will also have the right to designate one member to the CNET board of directors. CNET has agreed to increase the size of its board by one directorship to seven and Douglas Woodrum, a current
               CNET director, has agreed to resign from CNET's board

          o    Ziff-Davis and CNET have agreed that Daniel Rosensweig, ZDNet's chief executive officer, will be president of the combined company

         For the above reasons, the directors and officers of Ziff-Davis could be more likely to vote to adopt the merger agreement than if they did not hold these interests. Ziff-Davis stockholders should consider whether these interests may have influenced these directors and officers to support or recommend the merger.

Failure to complete the merger could negatively impact Ziff-Davis' stock price, future business and operations.

         If the merger is not completed for any reason, Ziff-Davis may be subject to a number of material risks, including the following:

          o    if the stockholders of CNET approve the issuance of CNET common stock in the merger but the stockholders of Ziff-Davis do not approve the merger agreement, then Ziff-Davis must pay CNET a termination fee of $33 million unless CNET is in material breach of the merger agreement

          o    Ziff-Davis may be obligated to pay to CNET a termination fee of
               $58 million if the merger agreement is terminated in connection with a proposal for an alternative transaction involving
               Ziff-Davis. The payment of the $58 million fee will depend on the particular circumstances of the termination and such fee will be reduced by any other termination fee paid by Ziff-Davis to CNET

          o    costs related to the merger, such as legal, accounting, financial advisor and printing fees, must be paid even if the merger is not completed

         In addition, Ziff-Davis' advertisers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on Ziff-Davis' business, regardless of whether the merger is ultimately completed. Similarly, current and prospective
Ziff-Davis employees may experience uncertainty about their future roles with the combined company. This may adversely affect Ziff-Davis' ability to attract and retain key management, sales, marketing and technical personnel. In addition, covenants in the merger agreement may impede the ability of Ziff-Davis to make acquisitions or complete other transactions that are not in the ordinary course pending completion of the merger, and if the merger is terminated this may put Ziff-Davis at a competitive disadvantage to CNET. Further, if the merger is terminated and Ziff-Davis' board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner on terms as attractive as those provided for in the merger agreement. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Ziff-Davis is prohibited from soliciting, initiating or encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party.

                     Risks Relating to the Combined Company

CNET and ZDNET have limited operating histories and histories of net losses, which make your evaluation of the combined company difficult and will affect many aspects of the combined company's business, and we cannot assure you that the combined company will report net income in the future.

         CNET and ZDNet each have a limited operating history. The combined company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in developing industries, particularly companies in the relatively new and rapidly evolving market for
Internet products, content and services. These risks include:

          o    an evolving and unpredictable business model

          o    uncertain acceptance of new services

          o    competition

          o    management of growth

         We cannot assure you that the combined company will succeed in addressing these risks. If the combined company fails to do so, its revenues and operating results could be materially reduced.

         Ziff-Davis has operated as a standalone company only since May 1998. In addition, a significant part of its infrastructure has been transferred along with the non-Internet businesses disposed of as part of its restructuring.
Ziff-Davis' success and the success of the combined company will depend on management's ability to manage the combined company with the resources available to it.

         Additionally, the combined company's limited operating history, the evolving nature of the Internet and the emerging nature of the markets in which it competes makes prediction of future operating results difficult or impossible. We cannot assure you that the combined company's revenues will increase or even continue at their current level or that it will maintain operating profitability or generate cash from operations in future periods. CNET and ZDNet have each incurred significant operating losses since inception. The combined company may incur additional losses in the future. In view of the rapidly evolving nature of the combined company's business and the limited operating history of CNET and the newly restructured Ziff-Davis, the period-to-period comparisons of operating results are not necessarily meaningful and you should not rely on them as indicating what the combined company's future performance will be.

         We expect that the combined company will continue to incur significant sales and marketing, product development and administrative expenses, as well as significant amortization of goodwill created in the merger. As a result, the combined company will need to generate significant revenue to maintain profitability before amortization of goodwill, and it is unlikely to generate profits after inclusion of the goodwill amortization until the goodwill is fully amortized. The combined company cannot be certain that it will achieve, sustain or increase profitability in the future, with or without goodwill amortization.
Any failure to significantly increase its revenue as the combined company implements its product and distribution strategies would materially adversely affect the combined company's business, operating results and financial condition.

The recent dispositions of Ziff-Davis' non-Internet businesses may adversely affect the combined company's future business, financial condition, results of operations and prospects.

         It is possible that the dispositions of Ziff-Davis' non-Internet businesses as part of its recent restructuring may materially and adversely affect the combined company's future business, financial condition, results of operations and prospects in a number of ways, including the following:

          o    the remaining Ziff-Davis businesses will no longer be able to leverage the Ziff-Davis brand and cross-market across all of the platforms that were formerly part of the company

          o    ZDNet historically has relied on content that it licenses from ZD
               Publishing on an exclusive basis online. Under the agreement for the sale of ZD Publishing, ZDNet has retained the rights to this content online only through April 5, 2005 and those rights will remain exclusive to ZDNet only through April 5, 2003. After the three year exclusivity period expires, the entity that bought ZD

               Publishing will be free to use the content to compete with
               Ziff-Davis' ZDNet division on the Internet, and after four years the buyer will be free to license it to other online competitors

               o    the buyer of ZD Publishing has asserted that Ziff-Davis has violated this license, claiming that the buyer will
                    terminate the license on March 1, 2001. Ziff-Davis believes that the buyer's assertion that it is entitled to terminate the license is completely without merit and does not believe that this matter will have a material adverse effect on the combined company

          o    the buyer of ZD Publishing acquired the "Ziff-Davis" brand name and is receiving a license for the "ZD" brand name, in each case, for use in print publishing and its future actions may adversely affect the ZD brand

          o    Ziff-Davis' costs of services may increase significantly due to the loss of certain large volume discounts or other special pricing arrangements it received before it disposed of its non-Internet businesses

          o    Ziff-Davis has retained certain tax and other liabilities
               relating to its former non-Internet businesses and may also be liable for certain contingent liabilities relating to such businesses. While Ziff-Davis believes that it has established adequate reserves for such liabilities, contingent liabilities are inherently uncertain and it is possible that such liabilities could be materially greater than expected and have a material adverse effect on the combined company's financial condition and results of operations.

The combined company may experience fluctuations in operating results and may not be able to adjust spending in time to compensate for any unexpected revenue shortfall.

         The combined company's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside its control. The combined company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to planned expenditures could materially reduce the combined company's operating results and materially and adversely affect its financial condition.

         Factors that may adversely affect operating results include:

          o    demand for Internet advertising

          o    the addition or loss of advertisers, and the advertising
               budgeting cycles of individual advertisers

          o    the level of traffic on the Internet and the combined company's network of Internet channels in particular

          o    seasonal trends in Internet use and advertising

          o    the amount and timing of capital expenditures and other costs, including marketing costs, relating to the combined company's
               Internet, television and radio operations and costs relating to the expansion of the combined company's operations and the introduction of new sites and services

          o    competition

          o    the combined company's ability to manage effectively its
               development of new business segments and markets

          o    the combined company's ability to successfully manage the
               integration of operations and technology acquisitions and other business combinations

          o    the combined company's ability to upgrade and develop its systems and infrastructure

          o    technical difficulties, system downtime, Internet brownouts or denial of service or other similar attacks

          o    general economic conditions and economic conditions specific to the Internet and Internet media

         Due to all of the foregoing factors, the combined company's operating results may fall below its expectations or the expectations of securities analysts or investors. If this happens, the trading price of the combined company's common stock would likely be materially and adversely affected.

The combined company's Internet, television and radio content and services may not be accepted, which could adversely affect its profitability.

         The combined company's future success depends upon its ability to deliver original and compelling content and services that attract and retain users. We cannot assure you that the combined company's content and services will be attractive to a sufficient number of users to generate revenues sufficient to sustain operations. Costs related to developing new content and services are expensed as they are incurred, while revenue related to new content and services typically builds over time. As a result, the combined company's profitability from year to year may be materially and adversely affected by the number and timing of new launches. In addition, we cannot assure you that any new content or services will be developed in a timely or cost-effective manner.

         The successful development and production of content is subject to numerous uncertainties, including the ability to:

          o    anticipate and successfully respond to rapidly changing consumer tastes and preferences

          o    obtain favorable distribution rights

          o    fund new program development

          o    attract and retain qualified editors, producers, writers,
               technical personnel and television and radio hosts

         If the combined company is unable to develop content and services that allow it to attract, retain and expand a loyal user base that is attractive to advertisers and sellers of technology products, the combined company will be unable to generate revenue.

Competition is intense and is expected to increase significantly. The combined company's failure to compete successfully could adversely affect its prospects and financial results.

         The market for Internet content and services is new, intensely competitive and rapidly evolving and we expect the competition to increase significantly. It is not difficult to enter this market and current and new competitors can launch new Internet sites at relatively low cost. The combined company will derive its revenue primarily from advertising, for which it competes with various media including newspapers, television, radio and various
Internet sites that offer consumers information similar to that to be provided by the combined company. We cannot assure you that the combined company will compete successfully with current or future competitors. Moreover, increased competition could result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our future revenue and profits.

         If the combined company does not compete successfully for new users and advertisers, its financial results may be materially and adversely affected.

To remain competitive, the combined company must expand its operations. Failure to effectively manage growth could result in the combined company's inability to support and maintain its operations.

         Each of CNET and Ziff-Davis have rapidly and significantly expanded their operations. We anticipate that further expansion of the combined company's operations may be required in order to address potential market opportunities.
This rapid growth has placed, and we expect it to continue to place, a significant strain on our management, operational and financial resources. We cannot assure you that:

          o    CNET's and Ziff-Davis' current personnel, systems, procedures and controls will be adequate to support the combined company's future operations

          o    management will be able to identify, hire, train, motivate or manage required personnel

          o    management will be able to successfully identify and exploit existing and potential market opportunities

         In addition, the combined company could experience a materially negative impact on earnings as a results of expenses associated with growing its operations, whether through internal development or through acquisitions.

If the combined company is unable to continue licensing the CNET data services transactive products database it could fail to achieve expectations for revenue growth.

         CNET receives license fees for the license of the CNET Data Services transactive product database to manufacturers, distributors and resellers of computer products. The combined company's ability to meet expectations for revenue growth may depend in part upon its ability to continue to license this product to new customers. If the combined company is unable to attract new customers for this product, it could fail to achieve revenue growth expectations.

                                       10

If the combined company's Internet user base does not continue to grow, it may fail to achieve expectations for revenue growth.

         The rapid growth in the use of and interest in the Internet is a recent phenomenon. We cannot assure you that acceptance and use of the Internet will continue to develop or that the combined company will be able to attract a sufficient number of users to support growth expectations for its business.

         We also cannot assure you that the Internet infrastructure will be able to support the demands placed upon it by:

          o    an increase in the number of users

          o    an increase in frequency of use

          o    an increase in bandwidth requirements of users

         If use of the Internet does not continue to grow or grows more slowly than expected, if the combined company does not attract more users despite
Internet growth, or if the Internet infrastructure does not effectively support growth that may occur, the combined company's revenues and financial condition would be materially and adversely affected.

The combined company will depend on advertising as a principal source of its revenue. The combined company's financial results will be adversely affected if it fails to sustain advertising revenues or lead fees.

         CNET's and Ziff-Davis' revenues through December 31, 1999 were derived in large part from the sale of advertising and other fees, such as lead fees, from sellers of technology products on their Internet channels and from advertising and license fees from producing television programs. It is expected that the combined company will derive its revenue in a similar manner. Most of the combined company's advertising contracts will be subject to termination by the customer at any time on very short notice or it may be difficult to obtain performance from advertisers who have longer term contracts. If the combined company loses advertising customers, fails to attract new customers or is forced to reduce advertising rates in order to retain or attract customers, its revenues and financial condition will be materially and adversely affected. The combined company's ability to generate advertising revenue will depend on several factors, including:

          o    the continued development of the Internet as an advertising medium

          o    the pricing of advertising on other Internet sites

          o    the amount of traffic on the combined company's network of sites

          o    pricing pressures, delays and new product launches

          o    the combined company's ability to achieve, demonstrate and maintain attractive user demographics

          o    the combined company's ability to develop and retain a skilled advertising sales force.

                                       11

The combined company will depend on, and receive a significant percentage of its revenue from, a limited number of advertisers.

         A relatively small number of advertisers contribute a significant percentage of the combined company's pro forma revenue. Top advertising clients, and other advertising clients, may not continue to use the combined company's services to the same extent, or at all, in the future. A significant reduction in advertising by one or more of the combined company's largest advertisers could have a material adverse effect on the combined company's profits and liquidity.

The combined company's advertising and other operating revenues may be subject to seasonality and cyclicality, which could have a material adverse effect on its revenues and operating results.

         We believe that advertising sales in traditional media, such as television, are generally lower in the first and third calendar quarters of each year than in other quarters and that advertising expenditures fluctuate significantly with economic cycles. Depending on the extent to which the
Internet is accepted as an advertising medium, seasonality and cyclicality in the level of advertising expenditures generally could become more pronounced for
Internet advertising. Seasonality and cyclicality in advertising expenditures generally, or with respect to Internet-based advertising specifically, could have a material adverse effect on the combined company's business, prospects, financial condition and operating results because advertising expenditures will account for substantially all of the combined company's revenues.

         The combined company may also experience seasonality in its operating results, particularly in connection with its shopping services, which may reflect seasonal trends in the retail industry. The level of consumer retail spending generally decreases in the first and third calendar quarters.

Inability to attract and retain key personnel could adversely affect the combined company's ability to operate.

         The combined company's success depends to a large extent on the continued services of Halsey M. Minor, Shelby W. Bonnie, Dan Rosensweig and the
other members of CNET's and Ziff-Davis' senior management team. In particular, the loss of the services of Mr. Minor or Mr. Bonnie, CNET's founders, could have an adverse effect on the combined company due to their crucial role in its strategic development. The combined company's success is also dependent on our ability to identify, attract, retain and motivate other highly skilled officers, key employees and personnel in a very competitive job environment. CNET and
Ziff-Davis do not have long-term employment agreements with any of their key personnel and do not maintain "key person" life insurance policies on any of their officers or other employees. The production of our Internet, television and radio content and services requires highly skilled writers and editors and personnel with sophisticated technical expertise. CNET and Ziff-Davis have encountered difficulties in attracting qualified software developers for their
Internet channels and related technologies and we cannot assure you that we will be able to attract or retain such personnel. If the combined company does not attract, retain and motivate the necessary technical, managerial, editorial and sales personnel, there could be a material adverse effect on its business and operating results.

The combined company may need to spend significantly more money on advertising in the future.

         We cannot assure you that our advertising campaigns, or any other advertising campaign the combined company may launch in the future, will be effective. To remain competitive, the combined company may

                                       12

need to spend significantly more money on advertising in the future and such additional costs could materially and adversely affect the combined company's profits.

If the combined company does not respond adequately to the industry's evolving technology standards or does not continue to meet the sophisticated needs of its customers, sales of its products and services may decline.

         The market for Internet products and services is characterized by:

          o    rapid technological developments

          o    frequent new product introductions

          o    evolving industry standards

         The emerging character of these products and services and their rapid evolution requires that the combined company continually improve the performance, features and reliability of its network infrastructure and Internet content, particularly in response to competitive offerings and changing customer demands. We cannot assure you that the combined company will be successful in responding quickly, cost effectively or adequately to these developments. In addition, the widespread adoption of new Internet technologies or standards could require the combined company to make substantial expenditures to modify or adapt its Internet channels and services and could fundamentally affect the character, viability and frequency of Internet-based advertising. Finally, technologies adopted by the combined company could fail to perform according to expectations, resulting in system performance problems and increased costs. Any of these events could have a material adverse effect on the combined company's financial condition and operating results.

The combined company will depend on arrangements with third parties for Internet traffic to its sites and its failure to develop and maintain relationships with third parties could adversely affect the combined company's financial condition.

         Both CNET and Ziff-Davis rely on the cooperation of owners and operators of other Internet sites with whom they have syndication and other arrangements to generate traffic for their Internet sites. The combined company's ability to advertise on other Internet sites and the willingness of the owners of these sites to direct users to the combined company's Internet channels through hypertext links will continue to be critical to the success of the combined company's Internet operations. If the combined company is unable to develop and maintain satisfactory relationships with such third parties on acceptable commercial terms, or if the combined company's competitors are better able to capitalize on these relationships, the combined company's financial condition and operating results will be materially and adversely affected.

The combined company may have difficulties with its acquisitions and investments, which could adversely affect its growth and financial condition.

         From time to time, the combined company may consider new business opportunities and ventures, including acquisitions, in a broad range of areas.
Any decision by the combined company to pursue a significant business expansion or new business opportunity would be accompanied by risks, including, among others:

                                       13

          o    requiring the combined company to invest a substantial amount of capital, which could have a material adverse effect on its financial condition and its ability to implement its existing business strategy

          o    requiring the combined company to issue additional equity
               interests, which would be dilutive to its current stockholders

          o    placing additional, substantial burdens on the combined company's management personnel and our financial and operational systems

          o    the difficulty of assimilating the operations, technology and personnel of the combined companies

          o    the potential disruption of our ongoing business

          o    the possible inability to retain key technical and managerial personnel

          o    additional expenses associated with amortization of goodwill and other purchased intangible assets

          o    additional operating losses and expenses associated with the activities and expansion of acquired businesses

          o    the possible impairment of relationships with existing employees and advertising customers

         In addition, we cannot assure you that the combined company will be successful in overcoming these risks or any other problems encountered in connection with any transaction or that any transaction will be profitable.

The combined company plans to expand its international operations and may encounter a number of problems doing so. There are also a number of risks associated with international operations that could adversely affect the combined company's business.

         Expansion of International Operations. One component of
the combined company's growth strategy will be to further expand into international markets. The combined company's international operations will be expanded into markets where technology and online industries are less well developed than in the U.S., which may adversely affect the combined company's results of operations.

         Risk of International Operations. There are certain risks
inherent in doing business in international markets, such as the following:

          o    uncertainty of product acceptance by different cultures

          o    unforeseen changes in regulatory requirements

          o    difficulties in staffing and managing multinational operations

          o    state-imposed restrictions on the repatriation of funds

                                       14

          o    currency fluctuations

          o    difficulties in finding appropriate foreign licensees or joint venture partners

          o    potential adverse tax consequences

There is a risk that such factors will have an adverse effect on the combined company's ability to successfully operate internationally and on its profits and liquidity.

The combined company may not be able to acquire or maintain domain names, which could adversely affect its ability to operate its online sites.

         CNET and Ziff-Davis currently hold various Web domain names relating to their brand and sites. The acquisition and maintenance of domain names generally is regulated by government agencies and their designees. The regulation of domain names in the United States and in foreign countries is subject to change.
We cannot assure you that the combined company will be able to acquire or maintain relevant domain names in all countries where it will conduct business.
Any inability to acquire or maintain domain names could have a material adverse effect on the combined company's business.

Changes in regulations could adversely affect the way that the combined company operates.

         It is possible that new laws and regulations in the U.S. and elsewhere will be adopted covering issues affecting the combined company's business, including:

          o    privacy

          o    copyrights, trademarks and domain names

          o    obscene or indecent communications

          o    pricing, characteristics and quality of Internet products and services

         Increased government regulation, or the application of existing laws to online activities, could:

          o    decrease the growth of the Internet

          o    reduce the combined company's revenues

          o    increase the combined company's operating expenses

          o    expose the combined company to significant liabilities

Any of these occurrences could have a material adverse effect on the combined company's profits and liquidity.

         We cannot be sure what effect any future material noncompliance by the combined company with these

                                       15

laws and regulations or any material changes in these laws and regulations could have on the combined company's business.

The combined company may have capacity constraints and may be subject to system disruptions, which could adversely affect its revenues.

         The combined company's ability to attract and maintain relationships with users, advertisers, merchants and strategic partners will depend on the satisfactory performance, reliability and availability of its Internet channels and network infrastructure. The combined company's Internet advertising revenues will relate directly to the number of advertisements delivered to its users.
System interruptions or delays that result in the unavailability of Internet channels or slower response times for users would reduce the number of advertisements and sales leads delivered to such users and reduce the attractiveness of the combined company's Internet channels to users, strategic partners and advertisers or reduce the number of impressions delivered and thereby reduce revenue. CNET and Ziff-Davis have experienced periodic system interruptions in the past and the combined company will continue to suffer future interruptions from time to time. System interruptions or slower response times could have a material adverse effect on the combined company's revenues and financial condition.

         The combined company's Internet, television and radio systems and operations will be vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, computer hacking and other events beyond the combined company's control. Most of CNET's servers and television production equipment are currently located in the Bay Area of California, an area that is susceptible to earthquakes. CNET and Ziff-Davis have experienced system downtime for limited periods due to power loss and telecommunications failures, and such interruptions in service by the combined company may materially and adversely affect the combined company's operations in the future. The combined company will also rely on web browsers and online service providers to provide Internet access to its sites. The combined company will have only a limited amount of redundant facilities or systems, no formal disaster recovery plan and will not carry sufficient business interruption insurance nor earthquake insurance to compensate for losses that may occur. Any losses or damages incurred could have a material adverse effect on the combined company's financial condition.

The combined company's business will involve risks of liability claims for
Internet, television and radio content or technology, which could result in significant costs.

         As a publisher and a distributor of content over the Internet, television and radio, the combined company may face potential liability for:

          o    defamation

          o    negligence

          o    copyright, patent or trademark infringement

          o    other claims based on the nature and content of the materials published or distributed

         These types of claims have been brought, sometimes successfully, against online services and publishers of television and radio content. In addition, the combined company could be exposed to liability in

                                       16

connection with material indexed or offered on the combined company's Internet sites or for information collected from and about its users. There has been a recent increase in the granting and attempted enforcement of business process patents that cover practices that may be widely employed in the Internet industry. If the combined company is found to violate any such patent and it is unable to enter into a license agreement on reasonable turns, its ability to offer services could be materially and adversely affected. We cannot assure you that third parties or users will not bring claims against the combined company relating to proprietary rights or use of personal information. Although the combined company will carry general liability insurance, its insurance may not cover potential claims of defamation, negligence and similar claims, and it may or may not apply to a particular claim or be adequate to reimburse the combined company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the combined company's financial condition.

The combined company's networks may be vulnerable to unauthorized persons accessing its systems, which could disrupt its operations and result in the theft of its proprietary information.

         A party who is able to circumvent the combined company's security measures could misappropriate proprietary information or cause interruptions or malfunctions in its Internet operations. The combined company may be required to expend significant capital and resources to protect against the threat of security breaches or to alleviate problems caused by breaches in security. For example, so-called "spiders" have and can be used in efforts to copy the combined company's databases, including the combined company's database of technology products and prices.

         Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet, particularly as a means of conducting commercial transactions. To the extent that the combined company's activities or the activities of third party contractors involve the storage and transmission of proprietary information, such as computer software or credit card numbers, security breaches could expose the combined company to a risk of loss or litigation and possible liability. We cannot assure you that contractual provisions attempting to limit the combined company's liability in these areas will be successful or enforceable, or that other parties will accept such contractual provisions as part of the combined company's agreements.

The combined company will depend on licensed technology from third parties and its failure to maintain these arrangements could adversely affect its operations.

         CNET and Ziff-Davis rely on technology licensed from third parties for use in operating and managing their Internet sites and providing related services to users and advertisers. The combined company's ability to generate revenue from Internet commerce may also depend on data encryption and authentication technologies that it may be required to license from third parties. We cannot assure you that these third party technology licenses will be available at all or will continue to be available to the combined company on acceptable commercial terms or that they will operate as intended.

CNET's debt obligations expose the combined company to risks that could adversely affect its financial condition.

         CNET's debt outstanding at June 30, 2000 was approximately $184.9 million. CNET may incur substantial additional debt in the future. The level of
CNET's indebtedness, among other things, could:

                                       17

          o    make it difficult for the combined company to make payments on its debt as described below

          o    make it difficult for the combined company to obtain any
               necessary financing in the future for working capital, capital expenditures, debt service, acquisitions or general corporate purposes

          o    limit the combined company's flexibility in planning for or reacting to changes in its business

          o    reduce funds available to use for our operations

          o    impair our ability to incur additional debt because of financial and other restrictive covenants

          o    make the combined company more vulnerable in the event of a downturn in its business or an increase in interest rates

         If the combined company experiences a decline in revenues due to any of the factors described in this Risk Factors section or otherwise, it could have difficulty paying interest and other amounts due on its indebtedness. If the combined company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it fails to comply with the various requirements of its indebtedness, the combined company would be in default, which would permit the holders of its indebtedness to accelerate the maturity of the indebtedness and could cause defaults under its other indebtedness. Any default under its indebtedness could have a material adverse effect on the combined company's financial condition.

The price of CNET common stock is subject to wide fluctuation.

         The trading price of CNET common stock is subject to wide fluctuations.
Trading prices of CNET common stock may fluctuate in response to a number of events and factors, including:

          o    quarterly variations in operating results

          o    announcements of innovations

          o    new products, strategic developments or business combinations by
               CNET or its competitors

          o    changes in CNET's expected operating expense levels or losses

          o    changes in financial estimates and recommendations of securities analysis

          o    the operating and securities price performance of other companies that investors may deem comparable to CNET

          o    news reports relating to trends in the Internet

          o    other events or factors

         In addition, the stock market in general, and the market prices for
Internet-related companies in

                                       18

particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may adversely affect the trading price of CNET common stock.

         These fluctuations may make it more difficult to use stock as currency to make acquisitions that might otherwise be advantageous, or to use stock options as a means to attract and retain employees.

CNET has a substantial number of shares of common stock that may be sold, which could affect the trading price of CNET common stock.

         CNET has a substantial number of shares of common stock subject to stock options, and CNET's notes may be converted into shares of CNET common stock. In addition, as of the record date for the CNET special meeting, CNET has over 265,647,000 shares of authorized but unissued shares of CNET common stock that are available for future sale. We cannot predict the effect, if any, that future sales of shares of CNET common stock or notes, or the availability of shares of CNET common stock or notes for future sale, will have on the market price of CNET's common stock. In addition, after 180 days from the closing of the merger, Softbank will have a right, pursuant to registration rights granted under the stockholder agreement, to require the combined company to register for public sale CNET common stock owned by Softbank. In addition, our founding stockholders might sell shares of CNET common stock from time to time. Sales of substantial amounts of CNET common stock, including shares issued in connection with acquisitions, upon the exercise of stock options or warrants or the conversion of debt securities, or the perception that such sales could occur, may adversely affect prevailing market prices for CNET's common stock.

Provisions of CNET's certificate of incorporation, bylaws and Delaware law could deter takeover attempts.

         Some provisions in CNET's certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control. CNET's stockholders might view any transaction of this type as being in their best interest since the transaction could result in a higher stock price than the current market price for our common stock. Among other things, CNET's certificate of incorporation and bylaws:

          o    authorize its board of directors to issue preferred stock with the terms of each series to be fixed by our board of directors

          o    divide CNET's board of directors into three classes so that only approximately one-third of the total number of directors is elected each year

          o    permit directors to be removed only for cause

          o    specify advance notice requirements for stockholder proposals and director nominations

         In addition, with some exceptions, the Delaware General Corporation Law restricts or delays mergers and other business combinations between CNET and any stockholder that acquires 15% or more of CNET's voting stock.

                                       19

There are several lawsuits in which CNET or Ziff-Davis is a defendant which could materially and adversely affect the business, financial condition and results of operations of the combined company.

         In August 1999, the Simon Property Group filed a complaint against
mySimon, Inc., which became CNET's subsidiary on February 29, 2000. The Simon
Property Group is a real estate investment trust that owns and develops mall properties nationwide. The complaint, which was filed in the Southern District of Indiana at Indianapolis, alleged that our "mySimon" mark infringes the Simon
Property Group's "SIMON" mark. On August 31, 2000 the jury found that the
"mySimon" mark infringes the "SIMON" mark. The jury awarded Simon Property Group damages of $26.8 million. CNET believes that the jury verdict was not supported by the law or the facts and CNET plans to appeal the verdict. The judge presiding over the case has not yet entered judgment on the jury's verdict, nor has he ruled on Simon Property Group's request that mySimon relinquish its name.
Unless the verdict is overturned on appeal or unless the judge does not require
mySimon to relinquish its name, there could be a material adverse effect on the business, financial condition and results of operations of the combined company from the loss of the mySimon mark.

         In connection with the initial public offering of ZD common stock on
April 28, 1998 and the subsequent repricing of certain stock options, Ziff-Davis has been named as a defendant in several lawsuits. While Ziff-Davis believes there are substantial defenses to all claims, we cannot assure you that
Ziff-Davis will prevail. Defense costs and/or settlement costs relating to these actions could be substantial, and the defense of these actions may divert management's attention and resources. If the plaintiffs prevail in these actions, any judgments awarded by the courts could have a material adverse effect on the combined company's financial condition. For more information regarding the lawsuits in which Ziff-Davis is a defendant, see Note 18 of the notes to Ziff-Davis' consolidated financial statements, which are included in its 1999 Annual Report on Form 10-K.

Ownership of CNET common stock will be concentrated in a small group of stockholders whose interests may differ from those of other stockholders.

         After the merger, Softbank, Halsey Minor, the chairman of CNET, and
Shelby Bonnie, the chief executive officer of CNET, will together control approximately 33% of the outstanding common stock of the combined company. The concentration of ownership of the common stock of the combined company may delay, prevent or deter a change in control, could deprive other stockholders of an opportunity to receive a premium for their common stock as part of a sale of the combined company or its assets and may adversely affect the market price of
CNET common stock. Also, these stockholders can exert significant control over actions requiring the approval of a majority of the voting stock, including amendments to our charter. Commercial and other transactions between the combined company, on the one hand, and the directors, officers and major stockholders of the combined company and their affiliates, on the other, create potential for, or could result in, conflicting interests. We intend that the combined company enter into all related party transactions on an arm's-length basis (measured against terms that would be offered by an unaffiliated third party).

         In addition, after 180 days from the closing of the merger, Softbank will have a right, pursuant to registration rights granted under the stockholder agreement, to require the combined company to register for public sale CNET common stock owned by Softbank. Also, Halsey Minor and Shelby Bonnie might sell shares of CNET common stock from time to time.

         Our logo and certain of our Internet sites, publications, products and services referenced in this prospectus are our trademarks. Each trade name, trademark or service mark of any other company appearing in this prospectus is the property of its owner.

                                       20

                       WHERE YOU CAN FIND MORE INFORMATION

The Registration Statement

         We have filed registration statements with the SEC under the Securities
Act of 1933 that register the sale of the shares of ZDNet stock offered by the selling stockholders pursuant to this prospectus.

         The registration statements that we filed with the SEC, including the attached exhibits and schedules, contain additional relevant information about
Ziff-Davis and the ZDNet stock. The SEC allows us to omit some information included in these registration statements from this document. You should read the registration statements in full in order to obtain this additional information.

Filings with the SEC

         In addition, we file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934 on a regular basis. You may read and copy this information at the following locations of the SEC:

Public Reference Room        New York Regional Office     Chicago Regional Office
450 Fifth Street, N.W.       7 World Trade Center         Citicorp Center
Room 1024                    Suite 1300                   500 West Madison Street
Washington, D.C.  20549      New York, New York  10048    Suite 1400
                                                          Chicago, Illinois  60661-2511

         You may also obtain copies of this information by mail from the Public
Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington,
D.C. 20549, at prescribed rates. You can obtain more information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the
SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Ziff-Davis, who file electronically with the SEC. The address of that site is
http://www.sec.gov.

         You can also inspect reports, proxy statements and other information about Ziff-Davis at the offices of the NYSE, 20 Broad Street, New York, New York
10005.

Documents Incorporated by Reference

         The SEC allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. This information incorporated by reference is a part of this prospectus, unless we provide you with different information in this prospectus.

                                       21

         This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about Ziff-Davis and its financial condition.

SEC Filings (File No. 1-14055)                   Period Covered or Date Filed

CNET Registration Statement on Form S-4 (File    Filed on September 8, 2000 (as amended).
No. 333-43900).

The description of our restructuring             Filed pursuant to Section 14(a) of the
contained in our Proxy Statement on Schedule     Exchange Act on February 9, 2000.
14A.

Our Annual Report on Form 10-K.                  Year ended December 31, 1999.

Our Quarterly Reports on Form 10-Q               Quarters ended March 31, 2000 and June 30,
                                                 2000.

Current Reports on Form 8-K or 8-K/A.            Filed April 14, 2000, April 19, 2000, July
                                                 21, 2000 and August 31, 2000.

The description of our ZDNet common stock        Filed pursuant to Section 12 of the Exchange
contained in our Registration Statement on       Act on March 31, 1999, including any
Form S-1 (File No. 333-69447) filed under the    amendments or reports filed for the purpose
Securities Act of 1933 and incorporated in       of updating such description.
our Registration Statement on Form 8-A.

The description of our ZDNet common stock        Filed on August 4, 1999, containing the final
contained in our Current Report on Form 8-K.     prospectus used in connection with the
                                                 initial public offering of the ZDNet stock
                                                 (the "IPO Prospectus").

         Ziff-Davis also incorporates by reference additional documents that we may file with the SEC between the date of this prospectus and the date that the offering of the ZDNet stock is terminated. These documents include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, other
Current Reports on Form 8-K and proxy statements.

         You can obtain any of the documents incorporated by reference in this document from us or from the SEC through the SEC's web site at the address above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless we specifically incorporated by reference the exhibit in this prospectus. You can obtain these documents from us by requesting them in writing or by telephone at the following address or number:

                                 Lauren Bonfield
                                 Ziff-Davis Inc.
                               28 East 28th Street
                            New York, New York 10016
                            Telephone: (212) 503-3500

Other Information

         We have not authorized anyone to give you any information about us or this offering that is different from what we tell you in this prospectus or in any of the materials that we have incorporated into this

                                       22

prospectus. If anyone gives you any other information about us, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to buy, the ZDNet shares offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                            THE SELLING STOCKHOLDERS

         The selling stockholders named below may be offering their ZDNet shares from time to time. These selling stockholders acquired their shares in connection with:

          o    our acquisition Updates.com and SoftSeek, Inc.,

          o    our acquisition of Gamespot Inc.,

          o    our acquisition of an equity interest in Ziff-Davis Richina Media
               LDC,

          o    our acquisition of substantially all of the assets of FerretSoft,
               LLC, and

          o    our acquisition of all of the properties and assets of DataPower
               Technology, Inc. related to Linux Hardware Database.

         We list below the number of ZDNet shares that each selling stockholder beneficially owns as of June 30, 2000 and the number of ZDNet shares that each selling stockholder may offer from time to time through this prospectus. These numbers are based on information available to us after reasonable inquiry and may not be accurate. The numbers do not reflect certain ZDNet shares held in escrow because the selling stockholders do not have a right to obtain these shares within 60 days and therefore are not treated under SEC rules as beneficially owning these shares. Because a selling stockholder may not sell all of its ZDNet shares through this prospectus, we do not know the number it will own after this offering.

                                             ZDNet Shares             ZDNet Shares
                                         Beneficially Owned            Offered by
Selling Stockholders                      on June 30, 2000          this Prospectus

Kirk P. Colvin                                 57,137                    57,137
10113 Granden Street NW,
Pickering, Ohio 43147

Russell Ray                                    28,568                    28,568
1681 Lake Pleasant
Attica, Michigan 48412

Jack Wade Johnson,                             7,142                     7,142
3260 North Heritage Way
Las Vegas, Nevada 89121

                                       23

                                             ZDNet Shares             ZDNet Shares
                                         Beneficially Owned            Offered by
Selling Stockholders                      on June 30, 2000          this Prospectus

Cecile English Johnson                         21,426                    21,426
5615 Bosque Vista Drive NE
Albuquerque, New Mexico 87111

Paula Hall                                     28,568                    28,568
1209 Hill Road North
Suite 109
Pickerington, Ohio  43147

Michael Kramer                                 28,568                    28,568
2830 Freedom Trail
Reynoldsburg, Ohio 43068

William Templeton                              42,866                    42,866
1209 Hill Road North
Suite 109
Pickerington, Ohio 43147

James Holderness                               42,866                    42,866
1209 Hill Road North
Suite 109
Pickerington, Ohio 43147

David Hall                                     13,534                    13,534
P.O. Box 69272
Bryanston 2021
Gauteng, South Africa

Marc Caminetsky                                23,883                    23,883
18 Peregrine Road
Newton, Massachusetts 02459

Howard Marson                                  23,883                    23,883
26 Colgate Road
Needham, Massachusetts 02492

Harold Lund                                   222,631                    75,000
4 Creek Road
Smithtown, New York 11787

                                       24

                                             ZDNet Shares             ZDNet Shares
                                         Beneficially Owned            Offered by
Selling Stockholders                      on June 30, 2000          this Prospectus

Fred Kufner                                    56,457                    56,457
103 Laurel Drive
Smithtown, New York 11787

James Tyminski                                194,600                    48,969
6 Quinzer Street
Nesconset, New York 11767

Paul Fitzpatrick                               98,442                    48,900
9115 Sideroad 27
RR3
Orton, Ontario LON 1N0
Canada

Rosanne Falvey                                 98,442                    48,900
9115 Sideroad 27
RR3
Orton, Ontario LON 1N0
Canada

Alan Thomas                                    91,730                    58,154
8500 Ridgewood Avenue,
Suite No. 501
Cape Canaveral, Florida 32920

George Vincent Broady                         217,812                    45,000
4537 20th Street
San Francisco, California 94114

Paul C. Deemer IV                             180,812                    40,812
25 Lucernes Street #2
San Francisco, California 94103

Richina Media and Entertainment Limited       186,046                   186,046
New Hua Lian Building,
West Block, Suite 8B
775 Huai Hai Zhang Road,
Shanghai 200020,
People's Republic of China

                                       25

                                             ZDNet Shares             ZDNet Shares
                                         Beneficially Owned            Offered by
Selling Stockholders                      on June 30, 2000          this Prospectus

DataPower Technology, Inc.                     28,979                    28,979
63 Pemberton Street
Cambridge, Massachusetts  02140

Total                                       1,694,392                   955,658

                              PLAN OF DISTRIBUTION

Methods of Distribution by Selling Stockholders

         The selling stockholders have informed us that they propose to offer their ZDNet shares from time to time and in several different ways. For example, they may make sales:

          o    on the New York Stock Exchange,

          o    on another stock exchange or interdealer quotation system on which ZDNet shares are quoted or listed at the time, or

          o    through negotiated transactions.

         The selling stockholders may offer their ZDNet shares through or to brokers, dealers, agents or underwriters, who may receive compensation in the form of commissions, concessions or discounts from the selling stockholders or the purchasers or both.

         The selling stockholders may offer their shares at various prices, including:

          o    at prevailing market prices,

          o    at prices related to prevailing market prices, or

          o    at negotiated prices.

Preparation of an Additional Prospectus

         If necessary, we will prepare another prospectus to describe the method of sale in greater detail. As of the date of this prospectus, we do not know of any arrangements by the selling stockholders to sell their shares, nor do we know which brokerage firms the selling stockholders may select to sell their shares. In addition, the selling stockholders may sell their shares without the aid of a registration statement if they follow applicable SEC rules.

                                       26

Parties that May be Deemed Underwriters

         The selling stockholders and any brokers, dealers or agents that participate in the distribution of the shares offered by this prospectus may be considered "underwriters." If the selling stockholders are considered underwriters, any profits on the sale of shares by them and any associated discounts or commissions may be considered underwriting compensation. In addition, if the selling stockholders are considered underwriters, the selling stockholders may be subject to liability for misstatements and omissions in the registration statement relating to this prospectus.

Regulation of Sales by Selling Stockholders

         The selling stockholders and any other persons participating in sales or distributions of the shares offered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1933, which is the federal statute regulating sales of securities. Some SEC rules and regulations, including some limitations on activities during securities offerings and anti-fraud provisions, may limit when the selling stockholders, or any other persons, may sell or purchase the shares.

         In some jurisdictions, the securities laws require that the shares offered by this prospectus be offered or sold only through registered or licensed brokers or dealers. In addition, in some jurisdictions the shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

Indemnification

         Selling stockholders, underwriters, dealers and agents involved in the distribution of these shares may enter into agreements that would entitle them to indemnification by the specific selling stockholders against certain liabilities, including liabilities under the Securities Exchange Act of 1933. We may indemnify the selling stockholders against such liabilities.

Expenses

         We will not receive any part of the proceeds from the sale of the shares offered by this prospectus. We will bear all expenses we incur in registering the shares with the SEC. The selling stockholders will pay their own expenses, including brokerage commissions, personal legal and/or advisor fees or similar expenses, in offering and selling their shares.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sales of the shares offered by this prospectus, but we will bear some of the expenses. See "Plan of
Distribution - Expenses" above for a description of the payment of expenses.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains statements that anticipate or plan for the future. These forward-looking statements include statements about our future business plans and strategies, financial condition and results of operations, and other statements that are not historical. These statements may be:

                                       27

          o    made directly in this prospectus or

          o    "incorporated by reference" to other documents we file with the
               SEC.

         You can find many of these statements by looking for words like
"believes," "expects," "anticipates" and "estimates" and for similar expressions. Because forward-looking statements involve assumptions and future risks and uncertainties, there are factors that could cause the actual results to differ materially from those expressed or implied. For example, the statements appearing under "Risk Factors" herein and other cautionary statements appearing in Management's Discussion and Analysis of Financial Condition and
Results of Operations and elsewhere in our documents incorporated by reference herein describe circumstances that could materially affect the accuracy of forward-looking statements.

         If there are any subsequent written or oral forward-looking statements made by us or any person acting on our behalf, they are qualified in total by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

         This prospectus also includes or incorporates by reference statistical data regarding the publishing, trade show and Internet industries. This data was obtained from industry publications and reports which we believe to be reliable sources. We have not independently verified such data nor sought the consent of any organizations to refer to their reports in this prospectus or documents incorporated by reference in this prospectus.

                            VALIDITY OF COMMON STOCK

         The validity of the shares of ZDNet stock being offered by this prospectus has been passed upon for Ziff-Davis by Sullivan & Cromwell.

                                     EXPERTS

         The following financial statements have been incorporated in this prospectus in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting:

          o    the consolidated financial statements of Ziff-Davis Inc. and the combined financial statements of ZDNet (a division of Ziff-Davis
               Inc.) as of December 31, 1998 and 1999 and for the three years in the period ended December 31, 1999 appearing in our 1999 Form
               10-K; and

          o    the consolidated financial statements of Ziff-Davis Inc. and the combined financial statements of ZD (a division of Ziff-Davis
               Inc.) and ZDNet (a division of Ziff-Davis Inc.) as of December
               31, 1997 and 1998 and for the three years in the period ended
               December 31, 1998 appearing in our Proxy Statement.

                                       28

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the fees and expenses payable by the
Registrant in connection with this offering, other than underwriting discounts and commissions. All the amounts shown are estimates, except the SEC registration fee:

         Registration Statement Filing Fee..................$    1,131.01
         Legal Fees and Expenses............................    15,000.00
         Accounting Fees and Expenses.......................     5,500.00
         Printing Costs.....................................     2,500.00
         Miscellaneous Fees and Expenses....................     5,000.00
                                                            ------------------
              Total.........................................$   29,131.01

Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant or serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise if the person acted in good faith and in a manner the person reasonably believed was not opposed to the corporation's best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The statute provides that the indemnification is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.
Section 6.4 of the Registrant's By-laws provides for indemnification by the
Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law and permits the Registrant to maintain insurance to protect against such expense, liability or loss, whether or not the Delaware General Corporation Law provides indemnification. In addition to the protection available under the Registrant's Amended and Restated
Certificate of Incorporation, By-laws and insurance policies, the Registrant has entered into agreements with its outside directors to indemnify them to the fullest extent permitted by law against losses arising from any claim against them by reason of being or having been a director.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which

                                      II-1

the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

Item 16.  Exhibits.

4.1      Specimen certificate representing Ziff-Davis Inc.'s ZDNet Stock, par value $0.01 per share. (Incorporated by reference to Ziff-Davis'
         Registration Statement on Form S-1) (File No. 333-69447)

5.1      Opinion of Sullivan & Cromwell.*

23.1     Consent of PricewaterhouseCoopers LLP.*

23.2     Consent of Sullivan & Cromwell.  (Included in Exhibit 5.1.)

24.1     Powers of Attorney.**

--------------------

*        Filed herewith.
**       Filed herewith and previously filed.

Item 17.  Undertakings.

         The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (a) To include any prospectus required by Section 10(a)(3) of the
               Securities Act of 1933 (as amended, and together with the rules and regulations thereunder, the "Securities Act");

               (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
               notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the
               Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the
               "Calculation of Registration Fee" table in the effective
               registration statement;

               (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                      II-2

               provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities
               Exchange Act of 1934 (as amended, and together with the rules and regulations thereunder, the "Securities Exchange Act") that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the
Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That, for purposes of determining any liability under the
Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) That, for purposes of determining any liability under the
Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule
424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

              (6) That, for the purpose of determining any liability under the
Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (7) Insofar as indemnification for liabilities arising under the
Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      II-3

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 12, 2000.

                                                 Ziff-Davis Inc.

                                                 By:  /s/ Lauren B. Bonfield
                                                      Lauren B. Bonfield
                                                      General Counsel and Senior Vice
                                                      President

              Pursuant to the requirements of the Securities Act, this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the date indicated.

                   Signature                                                     Title

                     *
    Eric Hippeau                                            Chairman, Chief Executive Officer, Director
                                                                      (Principal Executive Officer)

               /s/ Art Fatum
    Art Fatum                                                       Chief Financial Officer

    Masayoshi Son                                                            Director

                     *
    Ronald D. Fisher                                                         Director

                     *
    Jonathan D. Lazarus                                                      Director

                                      II-4

                     *
    Jerry Yang                                                               Director

    Daniel L. Rosensweig                                                     Director

    */s/ Lauren B. Bonfield
    Lauren B. Bonfield, as Attorney-in-Fact

Dated:  September 12, 2000

                                      II-5

                                  EXHIBIT INDEX

Exhibit No.   Description                                       Location

4.1           Specimen certificate representing Ziff-Davis      Incorporated by reference to Ziff Davis'
              Inc.'s ZDNet Stock, par value $0.01 per share.    Registration Statement on Form S-1) (File
                                                                No. 333-69447).

5.1           Opinion of Sullivan & Cromwell.                   Filed herewith.

23.1          Consent of PricewaterhouseCoopers LLP.            Filed herewith.

23.2          Consent of Sullivan & Cromwell.                   Included in Exhibit 5.1.

24.1          Powers of Attorney.                               Filed herewith and previously filed.

                                      II-6